Exhibit 99
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          MEREDITH AGREES TO ACQUIRE ATLANTA CBS AFFILIATE WGNX-TV



DES MOINES, IA -- (August 24, 1998) -- Meredith Corporation (NYSE:MDP) announced today it has reached an agreement to acquire Atlanta CBS affiliate WGNX-TV from Tribune Company (NYSE:TRB). The move will give Meredith a station in a Top 10 market, extends Meredith's U.S. household reach by 22 percent to
9.4 percent of U.S. television households, and positions Meredith as the largest owner of CBS stations in terms of household reach other than the network itself. The transaction, which requires regulatory approval, will give Meredith stations in four of the five fastest-growing television markets in the Top 25 (Atlanta, Phoenix, Orlando and Portland, Ore.).

Meredith has agreed to purchase Seattle's KCPQ-TV (FOX) from Kelly Television Co., and trade the station to Tribune for WGNX. Meredith's cash outlay upon completion is estimated to be $370 million, which the company anticipates financing with a combination of bank debt and private placements. The transactions are expected to close sometime after January 1, 1999.

"This acquisition represents a unique strategic opportunity for Meredith," said Meredith Corporation Chairman and Chief Executive Officer William T. Kerr. "A chance to acquire a station in a Top 10 market is rare, let alone in one of the nation's fastest-growing television markets. In addition, WGNX offers the potential for significant revenue share gains and operating improvements."

Atlanta, currently the nation's 10th largest television market, is expected to move past Detroit into the No. 9 spot in the next decade. In fact, only five markets in the Top 25 are projected to increase in rank over the next 10 years, and Meredith will own stations in four of these markets -- Phoenix (17th currently, 13th projected); Orlando (22nd to 19th); and Portland (24th to
22nd).

Based on a closing date of January 1, 1999, the company expects the dilution in earnings as a result of this transaction to be less than 10 cents per share in Meredith's fiscal 1999, which ends next June 30; to peak between 10-15 cents per share in fiscal 2000; and decline thereafter. The transaction will be accretive to cash flow per share and to earnings before interest, taxes, depreciation and amortization (EBITDA) immediately.

"We are a company committed to creating shareholder value through strong growth in earnings per share and cash flow," said Kerr. "Recently, we announced our fifth-straight year of record earnings from continuing operations and double-digit earnings per share growth. While this acquisition may slow our rate of earnings growth for a year or so, we believe it will create significant shareholder value over time."

Kerr said Meredith is committed to strengthening local news and programming at WGNX, and to significantly improving the station's financial performance.

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"We realize that we need to make significant investments at the station in order to reach our goals," said Kerr, citing local news expansion, programming, sales promotion and marketing, and improved facilities as priorities. "But I think our track record speaks for itself. We have been very successful by giving stations the opportunity to succeed -- from both a programming and financial perspective. I'm confident that we can excel and thrive in Atlanta, too."

This transaction will mark Meredith's seventh television station purchase in the past three years. Previous acquisitions included KPDX-TV (FOX, Portland, Ore.), WFSB-TV (CBS, Hartford-New Haven), WHNS-TV (Greenville-Spartanburg-Anderson, S.C.-Asheville, N.C.), and KFXO-LP (FOX, Bend, Ore.), all in 1997; WOGX-TV (FOX, Ocala-Gainesville, Fla.), in 1996; and WSMV-TV (NBC, Nashville), in 1995.

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Meredith Corporation, headquartered in Des Moines, Iowa, is one of America's leading media and market companies. Meredith businesses center on magazine and book publishing, television broadcasting and integrated marketing.

The Meredith Publishing Group is the country's foremost home and family publisher. The group creates and markets magazines including Better Homes and Gardens, Ladies' Home Journal, Country Home, Country America, Midwest Living, Traditional Home, Family Money, WOOD, Crafts Showcase, Crayola Kids, Successful Farming, MORE, Renovation Style, Cross Stitch & Needlework, Golf for Women, Country Gardens, Decorative Woodcrafts, American Patchwork & Quilting, the American Park Network and more than 100 Special Interest Publications. The Publishing Group also creates custom marketing programs through Meredith Integrated Marketing, licenses the Better Homes and Gardens brand and publishes books created and sold under Meredith and Ortho trademarks. Meredith's most popular book is the red-plaid Better Homes and Gardens New Cook Book.

The Meredith Broadcasting Group includes 11 television stations in locations across the continental United States: KPHO-TV (CBS), Phoenix, Ariz.; WOFL-TV
(FOX), Orlando, Fla.; KPDX-TV (FOX), Portland, Ore.; WFSB-TV (CBS), Hartford-New Haven, Conn.; KCTV (CBS), Kansas City, Mo.; WSMV-TV (NBC), Nashville, Tenn.; WHNS-TV (FOX), Greenville-Spartanburg-Anderson, S.C.-Asheville, N.C.; WNEM-TV (CBS), Flint-Saginaw, Mich.; KVVU-TV (FOX), Las Vegas, Nev.; WOGX-TV
(FOX), Ocala-Gainesville, Fla.; and KFXO-LP (FOX), Bend, Ore.

The statements in this news release describing the financial impact of the acquisition on the company are forward-looking statements. These statements are based upon information provided by the seller and certain assumptions as to interest rates and the future performance of the station to be acquired. The actual financial impact of the acquisition could differ materially from the anticipated results. The factors that could cause actual results to differ include lower than expected station operating results; adverse economic conditions in the nation, regionally, and in the market in which the station operates; adverse changes in regulations affecting the broadcast industry generally and the specified station; changes in ownership of other stations; delay in the closing of the acquisition and increased interest rates over the term of the debt obligation.




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